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                                  EXHIBIT 02.1

                                  PRESS RELEASE

                        BRESLER & REINER, INC. COMPLETES
                        --------------------------------
                        ACQUISITION OF SARNIA CORPORATION
                        ---------------------------------

Washington, D.C. - January 31, 2002. Bresler & Reiner, Inc. (OTC:BRER.OB), announced the completion of the acquisition of Sarnia Corporation (OTC:SARN.OB) by a wholly owned subsidiary of Bresler & Reiner, Inc., for approximately $20,000,000 in cash minus certain liabilities of Sarnia which will be assumed by Bresler & Reiner, Inc. Sarnia's stockholders will now receive $1.48 in cash for their shares and a year from now may receive an additional amount of approximately $0.15 per share. Sarnia has become a wholly owned subsidiary of Bresler & Reiner, Inc.

Sarnia Corporation owns and operates an office park of approximately 15.76 acres located in Springfield, Virginia known as Versar Center. Versar Center consists of two four-story office buildings. The principal businesses of the tenants are environmental consulting, engineering, government contractors, government agencies, and other service businesses.

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For further information contact:    Sidney M. Bresler, Chief Operating Officer
                                    401 M Street, S.W.
                                    Washington, D.C. 20024
                                    (202) 488-8800 x 43

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